Exhibit 99.1 Press Release re: MFCO Receives Offer to Acquire Outstanding Shares of Common Stock

MICROWAVE FILTER COMPANY, INC.

February 8, 2018

Mr. Daniel Zeff
Zeff Capital, LP
885 Sixth Avenue
New York, New York 10001

Re: Microwave Filter Company, Inc. – Proposal

Dear Mr. Zeff:

This letter serves to respond to your correspondence of January 19, 2018, wherein you have offered on behalf of your affiliated investment fund to purchase all of the outstanding shares of Common Stock of Microwave Filter Company, Inc. ("MFCO") at a price of $0.72 per share in cash.

Please be advised the MFCO Board of Directors met and discussed this offer. The Board is favorably disposed to this offer, but naturally must conduct due diligence and make further inquiry into details of this transaction. The MFCO Board of Directors has formed a Sub-Committee for the purpose of communicating with you and your group and investigating this proposal.

We look forward to our further communications.

Very truly yours,

Paul W. Mears,
Chief Executive Officer for
Robert Andrews,
Chairman of the Board

PWM/ny

6743 Kinne Street, East Syracuse, NY 13057
Tel: 315-438-4700 • Toll Free: 800-448-1666 • Fax: 315-463-1467
Web: www.microwavefilter.com • Email: mfcsales@microwavefilter.com